ARKISYS

Arkisys

Arkisys introduces "the Port", a long-duration, fully robotic orbital destination, designed to provide space infrastructure as a service for science, manufacturing and commercial business activities.



Invest Now

$99.51 minimum investment

DEADLINE
April 29, 2022
in 23 days

SHARE PRICE
$1.07

TOTAL RAISED
$37,448

VALUATION
$14,120,483

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Introduction

Arkisys is building one of the first commercial robotic orbiting platform destinations and long-duration space-infrastructure-as-a-service business. "The Port" is designed as an aggregatable platform able to unlock manufacturing, assembly, resupply, and entirely new sources of business activities in space, thus revealing and capitalizing on existing and "undiscovered" markets.



Harkening back to the early days of establishing seaports and long-distance trade routes of global commerce, our first product, "the Port" is designed to open up space for any size business, organization or individuals to explore on, with affordability and ease of access further exploration.


Commercial Space Based Ecosystem, Orbit agnostic
ARRIVING VESSELS
ROBOTIC MANIPULATOR(S)
NEW TECH, PAYLOADS
MULTIPLE SERVICES, RELEASE TRANSPORT
Trillion $ GDP Earth Based Global Ecosystem
ARRIVING VESSELS
ROBOTIC CRANES
CARGO/GOODS
SERVICES/LOCAL TRANSPORT

Success to Date

Government:

- Awarded up to $17.7M contract from the US DoD Defense Innovation Unit
- Letters of Support from New Zealand Ministry of Business, Innovation and Employment that oversees the New Zealand Space Agency

Client Pipeline:

- Expanded partner and customer ecosystem from 5 to over 50 companies, all interested in "the Port," in less than 1 year
- 4 LOIs signed
- 7 MOUs for collaboration
- 7 clients onboarded

Product Development:

- Live real-time demonstrations across the globe with customers of "the Port" utilizing a digital twin
- Live demonstrations utilizing the Arkisys Applique for integration of third party hardware payloads
- Completed development of the Arkisys Applique, a universal data protocol adaptor for rapid integration and testing
- Unveiled its first generation orbital outpost spacecraft element, the Port Module Wedge, planned for its first use on its initial Space Outpost in low earth orbit, as well as subsequent future missions and destinations
- Successfully passed a system design review (SDR), a key development phase in the engineering of the key elements and Port systems operations



The Arkisys standard free-flyer platform, the wedge shaped "Cutter-class" satellite. The Cutter makes up one of the six sides of a Port module.





Problem

Despite the large and growing number of companies that require space data and related space infrastructure to conduct business operations, the space industry is still largely unattainable for small and mid-sized growing businesses or organizations.


ARKISYS

WHY IS SPACE STILL LIMITED TO THE FEW?

- **Space is hard to operate in.**
  Though recently infused with new people and new ideas, the space environment is harsh and filled with obstacles that impede business operations. While new teams come up with new technologies, it also imposes new risks that largely have to be relearned by new entrants.

- **Space is slow.**
  It can take anywhere from 18-30 months to support the first on-orbit test of any new component, satellite or even launch vehicle. This applies to any size satellite, including small geospatial satellites.

- **The space platform market is still largely fragmented.**
  Satellites have been built the same way for over 50 years and all are built to withstand the environment of launch, with no capability to modify, reconnect or reuse once launched. There is no common platform serving all space business markets. Satellites and space platforms are capitalized costs that serve one purpose only; at failure or end of life, they are thrown away.

- **Space platforms (and thus business markets that use Space) have only been seen as mechanisms to support Earth-based needs.**
  Commercial space markets today are limited to sending bits to and from orbit. Business' use of space has been restricted to:
    - Data
    - Imagery
    - Telecommunications
    - Internet Usage
    - Weather

- **Space is not optimized for small businesses, startups, and researchers.**
  If a small business wants to be in space today, they have to face infrastructure challenges typically taken on by larger companies. Many lean startups and small businesses can't succeed in space without spending large amounts of capital.

Solution

"The Port" is engineered to be a stable, long-duration, and scalable robotic space platform that provides services akin to terrestrial-based nautical ports, and aims to accept constant new capabilities of:

- New customer payloads and technologies
- New onboard services and capabilities
- Departures of refurbished or built onboard innovative satellites and spacecraft

"The Port" is both a modular technical and business platform designed to support global entrepreneurial business development at any scale in space at the lowest possible cost to encourage accelerated innovation.



The Arkisys Port plans to support scalable rapid prototyping, new payload and technology testing, assembly and integration of new free-flying space platforms, destinations for rocket launchers and orbital transfer vehicles, and on-orbit assembly and manufacturing.

Additionally, "the Port" aims to allow any new businesses to test, experiment, build, and fly reusable space platforms and vehicles as quickly as ninety days from order. Arkisys technology not only helps customers get to Port quickly, but provides end-to-end security upon arrival. "The Port" can scale with business requirements on demand, from Earth and beyond to many other destinations.


ARKISYS

Designed to solve the problem of connecting and aggregating new business payloads ubiquitously in space, every Port is made up of one or more Port modules. Those modules can be launched separately and connected automatically, growing a space platform into any size and area required for new business to accelerate.

"The Port" architecture takes advantage of typical launch vehicle fairing size, with all components being positioned to fit within the payload envelope for ESPA rideshare logistics. Quickly building infrastructure at an unprecedented, rapid pace and scale allows several Port modules to be launched at a required time. All components are positioned to fit within the payload envelope for launch logistics.


5.2m
2.8m

"The Port's" Services Plans To Include:

- Launch brokerage to orbit in 90 days or less
- Onboarding at the customers location, before they deliver for launch
- Payload and experiment hosting onboard
- Secure end-to-end flight operations
- Ability to build and release a "PortSat" via lower cost lease option, that returns to Port to be reused
- Ability to build and release a "PortSat" via a sales option, through no-return for customer operations
- Accommodate visiting vessel grapple and berthing
- Ability to maneuver or orbit change the Port for visiting vessel or unique customer operational needs
- Accommodating non-Standard Port services and custom add-ons (more power, data storage, momentum, modification etc)
- A unique business lease-back, revenue sharing of payloads and technology deployments via a marketplace, after a customer has completed missions onboard!

Testimonials

"The Arkisys Port is a critical stepping-stone for future space exploration and the full realization of the impending space economy. ARC is proud to be providing routine and reliable launch services—to help build the port itself and transport the projects to be conducted on 'The Port,' enabling their goal of a 90-day order-to-launch cadence."

Kelly Kedis-Ogborn
President & COO, Advanced Rocket Corporation

"The Arkisys integration team is helping us streamline our integration and testing while reducing time to get our technology to 'The Port.' The Arkisys appliqué and payload onboarding is a very unique and valuable service. We are thrilled to be collaborating with the Arkisys team!"

Max Arshavsky
CEO & Co-founder, Zenno Astronautics

"The Arkisys appliqué and payload integration suite has made the onboarding process of getting our technology ready for operations on 'The Port' very straightforward. We are excited to continue working with the Arkisys integration team!"

Santiago Tempone
CTO, Skyloom

Business Model

Arkisys business revenue comes from multiple services that we plan to offer on the "the Port," including state of the art digital engineering and integration services, launch brokerage, insurance, and secure flight and ground operations. We are working hard to drive the cost of doing business in space down to encourage and enable thousands of customers to innovate beyond Earth.



Earth Focused Missions
LEASE ONBOARD HARDWARE
HOST NEW TECHNOLOGY
BERTH VISITING VESSELS
CURRENT
Space-to-Space Missions
LEASE PORTSAT
SELL & DEPLOY CUSTOM PORTSAT
UPCOMING
Assembly & Unique Missions
FUTURE

Through a growing set of products and services, Arkisys makes it as easy as possible for customers to get to, operate on, and re-sell capabilities of "the Port" in space. We plan to enable our customers to not only validate their technology or business model, but to "sell" or collaborate with the other customers on "the Port."

Select Customers

Markets

Arkisys' Technology Has Application To A Variety Of Business Activities And Markets Focused On Existing And Brand New Areas: [1]

1. **Earth-Based:** Dominated by services and products that support Earth needs these include television to homes, broadband connections, mobile asset tracking, mobile communications, and data connections for organizations around the world. This market is over $260B/year and includes $20B in traditional satellite platform development.

2. **Space to Space**: These are new opening markets that include satellite servicing, human spaceflight, long-duration platforms, manufacturing, mining, and resource utilization. Basically this is the "business to business" market but in space. This is projected to be $2-4B / year.

3. **New (Undiscovered) markets**: This market merges both Earth and Space focus, and incorporates new technologies, modalities, and destinations beyond Earth. Bank of America and Morgan Stanley predict these "new" markets to be between $1.1 and $3 trillion in 30 years… [2]

Press

- Three companies studying "Orbital Outpost" space station concepts for Defense Department
- Los Alamitos, CA company selected to build space outpost
- New Zealand Ministry of Business, Innovation and Employment Signs Letter of Support with Arkisys
- Arkisys & Orbit Fab Team Up to Build the Future of Advanced Orbital Refueling
- Arkisys & Rhodium Scientific Team to Advance Science Missions for the Port
- Arkisys & Motiv Team Up to Build the Future of Orbital Robotic Arm for Servicing
- More news

Team

Led by a renowned set of space industry pioneers, Arkisys is assembling one of the first incremental space infrastructures through an agile and aggregatable platform that directly supports customer needs today, with a team that has proven experience building and deploying advanced spacecraft and robotics and starting and selling business in the technology domain.



David Barnhart

CEO

David is the CEO and co-founder of Arkisys. His career has focused solely in Space technologies through a combination of government, entrepreneurial, and academic arenas. David served as an Air Force civilian for over 13 years helping birth several notable projects, pioneering demonstration of a miniature lunar lander vehicle (showcased to the Vice President on the 25th Anniversary of Apollo 11) and led the first Small-Satellite Project teams that formed the initial basis for US technology infusion in micro-satellite systems, which received National AIAA Space Systems Awards for pioneering contributions to the aerospace industry. He was also elected to serve as a senior space Project Manager at DARPA, pioneering cellular spacecraft morphologies, satbotics, space robotics and low cost high volume manufacturing on multiple projects. He was the first Space Program Manager to represent DARPA at the United Nations in Vienna Austria addressing new technology pushing space regulations and treaties for on-orbit assembly and servicing.

On the entrepreneurial side David helped initiate two previous commercial space companies; co-founding and serving as Vice President and CFO of Millennium Space Systems, which grew into a sustainable aerospace business recently bought by Boeing; and was the youngest elected member of a three-person international Executive Management board for a German startup in Bremen, Vanguard Space. Vanguard Space is considered to be the very first space servicing business that energized international space re-insurance and financial institutions on the technical attributes of a new space servicing market.

David supports the country's next generation leaders and engineers as an active Research Professor in the Department of Astronautical Engineering at the University of Southern California, where he is Director/Co- Founder of the Universities 1st space focused Space Engineering Research Center. There he specializes in developing innovative technologies and architectures for 2nd generation space morphologies, satellite robotics and breakthrough technologies to enable large scale space adaptations.

David's robust technical and business experience has provided the space industry the creation of aggregation technologies and self-assembling systems on orbit, and through Arkisys the econometrics of making that happen.

David holds a Bachelor of Science degree in Aerospace Engineering from Boston University and a Masters of Engineering from Virginia Polytechnic Institute, and has authored over 60 research publications.



Dan Lopez

CFO & CSO

Dan leads finance, strategy, corporate development, operations, and partnerships at Arkisys. He supports the entirety of corporate strategy, operations, and product development. Most recently, he was a technical co-founder and board member of several NewSpace startups and nonprofits, providing strategy for game-changing space data and machine learning applications and products for some of the world's most influential organizations including DoD, UN, NASA, USAID, NGA, ESA, SETI, Bill & Melinda Gates Foundation, and the World Bank.

From the International Space Station to Times Square, Dan has leveraged his deep technical and finance expertise and hands-on approach, to harness imagination and entrepreneurial spirit while working on technologies that scale and have lasting impact. He has a proven track record as a scale-up executive with successful exits, collaborating effectively across organizational boundaries and disciplines, building and understanding complex technologies, transactions, relationships and political landscapes, while fostering talent and ideas to achieve novel technologies and missions.

Dan holds a Bachelor of Science degree in Integrated Science and Technology, Biotechnology from James Madison University.



Dianne Quick

Integration and Test Lead

Diane leads the Port hardware and software integration and testing at Arkisys. Prior to joining Arkisys, Diane founded Qediq Corporation to provide fast growing companies with executives, project managers and engineers who will hit the ground running. Ms. Quick was the co-founder, VP Business Development and VP Operations at iControl Incorporated, manager at Exodus Communications and senior engineer at Integrated Systems Inc. where she first launched several advanced satellite missions with David. She has developed flight code that is currently operating on orbit today and has deep simulation and analysis expertise for complex systems. She has developed the Port's "digital twin" that has led to Arkisys' ability to remotely onboard new payloads prior to launch at the customer's facility.

She has a degree in Aeronautical & Astronautical Engineering from the Massachusetts Institute of Technology and has sailed around the world with her family coming back to support Arkisys developing a true Port in space.



Fred Tubb

Flight Operations Lead

Fred provides management and deep hands on technical expertise for Spacecraft Guidance, Navigation, and Control applications, and computing in a space environment. Fred has vast experience as a former founder of startup businesses, driving growth and developing innovative products. Previously, he was a co-founder, CEO and CTO of iControl Incorporated, founder and CEO of Octant Technologies, VP of Advanced Systems Group at Integrated Systems Incorporated and senior engineer at Martin Marietta. Fred has worked with multiple satellite projects providing flight GNC code and analysis.

Fred holds degrees in Mechanical Engineering from Texas A&M and from UC-Boulder.



Rahul Rughani

Systems Engineering Lead

Rahul is an expert in orbital optimization techniques for spacecraft swarms. The focus of his research and professional work is to enable in-orbit manufacturing, satellite aggregation, and precision robotic inspection of spacecraft, using swarms of small and medium sized satellites in Earth orbit. He has also worked as a systems engineer on CubeSat projects for the University of Southern California's Space Engineering Research Center (SERC), and has performed in-depth analysis of past, present, and future methods of spacecraft Rendezvous and Proximity Operations (RPO) for the CONFERS consortium, through funding provided by DARPA. He is working with Arkisys to build the autonomous research space platform in low Earth orbit.

Rahul holds a doctorate in astronautical engineering from the University of Southern California.



Anthony Burn

VP Commercial Business

Anthony leads commercial business development and international relationships at Arkisys. Previously, he helped technical agencies of the United Nations and the World Bank, employ satellite data and analytics platforms as a primary decision-making tool, to build out earth observation programs in Central Asia, the South Pacific, and Africa.

Anthony also served as Chief Strategic Engagement Officer for the Radiant Earth Foundation, creating partnerships able to harness new earth observation geospatial data and analytics tools to build powerful, common applications for global health, food security, and environmental missions, including climate change projects in the South Pacific to tracking vector-borne disease outbreaks linked to illegal mining activity in South America. He consulted to the Center for the Advancement of Science in Space (CASIS) working with multinational organizations and commercial companies, to deploy emerging technologies on the International Space Station (ISS). He was a Senior Research Fellow at the Center for Climate and Security, focusing on satellite technologies, climate change and state stability.

Anthony is a graduate of I.E. Business School, Brown University, and University of Canterbury, NZ

Footnotes

[1] Bryce Satellite State of Industry 2018

[2] The space industry will be worth nearly $3 trillion in 30 years, Bank of America predicts

Use of Proceeds

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Engineering	$564,751	52.8%
Hardware (Vendors)	$30,527	2.9%
Sales & marketing	$305,271	28.5%
Lease expense	$96,669	9.0%
IT	$20,351	1.9%
Unallocated Funds	$0	less than 0.1%
Intermediary fees	$52,430	4.9%

Terms

This is an offering of Class B Common Stock, under registration exemption 4(a)(6), in Arkisys, Inc.. This offering must raise at least $10,000 by April 29, 2022 at 10:00pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Arkisys may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

14,196,713 shares
× $1.07 per share

$15,190,483 implied valuation

Financials

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC Filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

› Form C on February 18, 2022

› Form C/A on March 10, 2022

Understand the Risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

More Info

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Updates

Mar 10, 2022 • Filed Form C/A

Feb 18, 2022 • Primary offering of 1,000,000 shares at $1.07

Feb 18, 2022 • Filed Form C

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